UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 19, 2017
Autodesk, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
111 McInnis Parkway
San Rafael, California 94903
(Address of principal executive offices, including zip code)
(415) 507-5000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Director
On July 19, 2017, the Board of Directors (the “Board”) of Autodesk, Inc. (the “Company”) appointed Reid French to the Board. Mr. French, age 45, has over 15 years of executive operational and strategic leadership experience in the technology industry. Since September 2011, Mr. French has served as Chief Executive Officer of Applied Systems, Inc., a software solutions and services provider in the insurance industry, where he is responsible for the company's overall business strategy and operational execution. Previously, Mr. French was Chief Operating Officer at Intergraph Corporation, a global geospatial and computer-aided design software company, from April 2005 until October 2010 when Intergraph was acquired by Hexagon AB. From October 2003 to April 2005, Mr. French was Executive Vice President of Strategic Planning and Corporate Development at Intergraph. Prior to joining Intergraph, Mr. French served as Chief Operating Officer, North America for Solution 6 Group, Ltd., Australia's largest software company, directing all regional operations including sales & marketing, product development, services and support. Prior to Solution 6, Mr. French served as a strategic planner in the Business Planning & Development group for Walt Disney World, a business unit of The Walt Disney Company. Prior to Disney, Mr. French worked in investment banking with The Robinson-Humphrey Company, managing various transactions within the technology sector. Mr. French began his career as a Fellow of the Thomas J. Watson Foundation. Mr. French holds an MBA degree from the Harvard Business School and a BA degree in economics from Davidson College. He sits on the board of directors for Applied and The Lovett School in Atlanta.
Mr. French will participate in the non-employee director compensation arrangements described in the Company's 2017 annual proxy statement filed with the Securities and Exchange Commission on May 2, 2017. Under the terms of those arrangements, he will receive, among other things, annual compensation of $75,000 and a prorated initial restricted stock unit grant to acquire 2,037 shares of the Company's common stock, which vests on the date of the Company’s next annual meeting of stockholders, under the Company's 2012 Outside Directors' Stock Plan. Pursuant to the terms of the settlement agreement entered into on February 6, 2017, between the Company and Sachem Head Capital Management LP, Uncas GP LLC, and Sachem Head GP LLC, Scott Ferguson consented to the appointment of Mr. French to the Board. There are no other arrangements or understandings between Mr. French and any other persons pursuant to which Mr. French was named a director of the Company. Mr. French does not have any family relationship with any of the Company's directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. In addition, Mr. French executed the Company's standard form of indemnification agreement. Mr. French has not entered into any other material plan, contract, arrangement or amendment in connection with his appointment to the Board.
The Board appointed Mr. French as a member of the Company's Compensation and Human Resources Committee, effective as of July 19, 2017. Mr. French is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
On July 21, 2017, the Company issued a press release regarding the appointment of Mr. French to the Board. The press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
Committee Appointments
On July 19, 2017, the Board approved changes to the Company's Compensation and Human Resources Committee Charter and composition such that, effective as of July 19, 2017, the Company's Compensation and Human Resources Committee will consist of three members and will be composed as follows: Mary McDowell (Chair), Reid French and Stacy Smith.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits.
Exhibit No.     Description

99.1	Press release, dated as of July 21, 2017, entitled “Autodesk Appoints Reid French to Board of Directors.”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By: /s/ R. Scott Herren _
R. Scott Herren Senior Vice President and Chief Financial Officer
Date: July 21, 2017

EXHIBIT INDEX

Exhibit No.    Description

99.1	Press release, dated as of July 21, 2017, entitled “Autodesk Appoints Reid French to Board of Directors.”